Collins & Aikman Corporation
                    Computation of Earnings Per Share                Exhibit 11
                   In thousands, except per share data
                               (Unaudited)


                                                                                      Quarter Ended          Nine Months Ended
                                                                                October 29,  October 30,  October 29,  October 30,
                                                                                  1994         1993         1994         1993

    Average shares outstanding during the period  . . . . . . . . . . . . . . .   70,521       28,164       44,943       28,164

    Incremental shares under stock options
      computed under the treasury stock
      method using the average market
      price of issuer's stock during the
      periods . . . . . . . . . . . . . . .                                         1,588        (904)       1,634        (904)

          Total shares for EPS  . . . . . .                                        72,109       27,260       46,577       27,260

    Income (loss) applicable to common shareholders:

      Continuing operations (1) . . . . . .                                       $30,966   $(135,853)    $ (45,387)   $(173,395)
      Discontinued operations . . . . . . .                                           -           (50)          -       (132,448)
      Extraordinary item  . . . . . . . . .                                           -           -        (106,528)        -

          Net income (loss) . . . . . . . .                                       $30,966   $(135,903)    $(151,915)   $(305,843)

    Income (loss) per common share:

      Continuing operations . . . . . . . .                                       $   .43   $   (4.99)    $   (.97)    $   (6.36)
      Discontinued operations . . . . . . .                                           -           -            -           (4.86)
      Extraordinary item  . . . . . . . . .                                           -           -          (2.29)         -

          Net income (loss) . . . . . . . .                                       $   .43   $   (4.99)    $  (3.26)    $  (11.22)

    Notes:

    (1) Income (loss) from continuing operations has been adjusted for dividends and accretion requirements on redeemable preferred stock of $14,408 for the nine months ended October 29, 1994 and $6,032 and $17,473 for the quarter and nine months ended October 30, 1993, respectively. In addition, loss from continuing operations for the nine months ended October 30, 1994 has been adjusted for the loss on redemption of preferred stock of $82,022.